EXHIBIT 99.3

News Release
-----------
Sitrick and Company, Inc.
Los Angeles/New York


                              Contact:  Sitrick and Company, Inc.
                                        Rivian Bell
                                        (310) 788-2850
                                        (800) 686-1910 (24 hours)
For Immediate Release
---------------------



           SMITH CORONA POSTPONES CONFIRMATION HEARING
                  NEW DATE TO BE DETERMINED SOON


     New Canaan, Conn. -- Oct. 28, 1996 -- Smith Corona Corporation today announced that it has asked the Bankruptcy Court for a new date for the hearing to confirm the company's Plan of Reorganization, which it hopes to obtain soon. The original Oct. 31 date will be utilized instead for hearings to terminate the company's pension plans, which the company had previously announced.

     Smith Corona is a leading worldwide manufacturer and marketer of personal word processors, portable electric typewriters, fax machines, label printers, and other products and accessories for use in the office, home and school. The company filed under Chapter 11 of the U.S. Bankruptcy Code on July 5,
1995.


                            #   #   #